Exhibit 99.1

Media Contact:
Kristina Gross, National Vision Holdings, Inc.
Kristina.gross@nationalvision.com
(470) 448-2355

Investor Relations Contact:
David Mann, National Vision Holdings, Inc.
David.mann@nationalvision.com
(470) 448-2448

FOR IMMEDIATE RELEASE

National Vision Holdings, Inc. Appoints Thomas V. Taylor, Jr.
to Board of Directors
Taylor to Serve on Audit and Compensation Committees

Duluth, Ga. (Sept. 10, 2018) - National Vision Holdings, Inc. (NASDAQ: EYE), one of the nation’s largest optical retailers providing quality, affordable eye care and eyewear, today announced the appointment of Thomas V. Taylor, Jr., Chief Executive Officer of Floor & Decor Holdings, Inc. (Floor & Decor) to its Board of Directors, effective today. Mr. Taylor will serve on the Board’s Audit and Compensation Committees.

“We are delighted to welcome Tom to our Board of Directors,” said Reade Fahs, Chief Executive Officer of National Vision Holdings, Inc. “Tom brings with him decades of experience in both retail and finance. Currently serving as Chief Executive Officer of Floor & Decor, his remarkable leadership has driven proven results for companies such as Home Depot and Sun Capital Partners in both corporate roles and in the boardroom.”

Mr. Taylor has served as Floor & Decor’s Chief Executive Officer and as a Director since December 2012, including during its 2017 IPO. Starting his retail career working at a Miami Home Depot store in 1983 at the age of 16, Mr. Taylor worked his way up through various operations roles to eventually serve as Executive Vice President of Operations responsible for all 2,200 Home Depot Stores; he also held the role of Executive Vice President of Merchandising and Marketing again for all stores. From 2006 to 2012, Mr. Taylor was Managing Director at Sun Capital Partners, during which time he served as a board member for more than 20 portfolio companies domestically and in Europe.

“I am honored to join National Vision’s Board of Directors,” said Mr. Taylor. “National Vision has firmly established leadership in the optical retail category as one of the fastest growing companies in its category, and one with a big heart. I am excited to have the opportunity to bring my knowledge and perspective to the table to help the company continue to execute on its mission of providing affordable and accessible eye care and eyewear to budget-conscious consumers.”

About National Vision Holdings, Inc.
National Vision Holdings, Inc. is one of the largest optical retail companies in the United States with more than 1,000 retail stores in 44 states plus the District of Columbia and Puerto Rico. With a mission of helping people by making quality eye care and eyewear more affordable and accessible, the company operates five retail brands: America’s Best Contacts & Eyeglasses, Eyeglass World, Vision Centers inside select Walmart stores, Vista Opticals inside Fred Meyer stores and on select military bases, and several e-commerce websites, offering a variety of products and services for customers’ eye care needs. For more information, please visit www.nationalvision.com.

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